FOR IMMEDIATE RELEASE

Contacts:	Jerry W. Nix, Vice Chairman and CFO – (770) 612-2048 Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
REPORTS SALES AND EARNINGS
FOR THE SECOND QUARTER AND SIX MONTHS
ENDED JUNE 30, 2009

Atlanta, Georgia, July 16, 2009 — Genuine Parts Company (NYSE: GPC) reported sales and earnings for the second quarter and six months ended June 30, 2009. Thomas C. Gallagher, Chairman, President and Chief Executive Officer, announced today that sales totaling $2.5 billion were down 12% compared to the second quarter of 2008. Net income for the quarter was $103.6 million, a decrease of 22% from $133.1 million recorded in the same period of the previous year. Earnings per share on a diluted basis were 65 cents, down 20% compared to 81 cents for the second quarter last year.

For the six months ended June 30, 2009, sales totaled $5.0 billion, down 11% compared to the same period in 2008. Net income for the six months was $192.8 million, a decrease of 25% from the previous year. Earnings per share on a diluted basis were $1.21, down 22% compared to $1.56 for the same period last year.

In reviewing the quarter, Mr. Gallagher commented, “The Automotive Group reported a 5% decrease in sales for the quarter and S.P. Richards, our Office Products Group, was down 6%. These results reflect a slight improvement from the 7% sales decreases reported for the Automotive and Office Products groups in the first quarter of 2009. The Industrial and Electrical Groups, however, showed further sales declines relative to the first quarter of 2009 due to worsening conditions in the manufacturing segment of the economy. Motion Industries, our Industrial Group, had a 22% sales decrease in the quarter, and EIS, our Electrical Group, had a 34% decrease.”

Mr. Gallagher added, “The Balance Sheet at June 30, 2009 remains in excellent condition and we continue to strengthen our financial position through working capital and asset management initiatives, significant cost reduction efforts and steady and strong cash flows. Cash from operations has improved significantly from 2008 and our sound cash position provides us with significant financial flexibility. Our priorities for cash remain the dividend, opportunistic share repurchases, the ongoing reinvestment in each of our businesses and strategic complementary types of acquisitions. We continue to believe that the use of cash in these key areas serves to maximize the total return to shareholders.”

Mr. Gallagher concluded, “We are not satisfied with our results for the second quarter and first half of 2009, but feel that they reflect the realities of a difficult economy. As we approach the second half of the year, we will remain focused on those areas of our business that are within our control and we will support our growth initiatives and cost reduction efforts with a strong and healthy balance sheet. We remain confident in the long-term positive fundamentals of each of our businesses and we believe that we will be a stronger company when the economy begins to turn.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-316-2549, conference ID 85292457. A replay will also be available on the Company’s website or at 800-642-1687, conference ID 85292457, two hours after the completion of the conference call until 12:00 a.m. Eastern time on July 31, 2009.

Forward Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (“SEC”) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, the ability to maintain favorable supplier arrangements and relationships, changes in general economic conditions, the growth rate of the market for the Company’s products and services, competitive product, service and pricing pressures, including internet related initiatives, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in financial markets, including particularly the capital and credit markets, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our Form 10-Q, 10-K, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S.P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)
	(in thousands, except per share data)
Net sales	$2,535,045	$2,873,485	$4,979,541	$5,612,958
Cost of goods sold	1,790,190	2,021,272	3,502,485	3,941,262

	744,855	852,213	1,477,056	1,671,696
Selling, administrative & other expenses	578,805	636,502	1,166,338	1,264,304

Income before income taxes	166,050	215,711	310,718	407,392
Income taxes	62,440	82,638	117,949	150,776

Net income	$103,610	$133,073	$192,769	$256,616

Basic net income per common share	$.65	$.81	$1.21	$1.56
Diluted net income per common share	$.65	$.81	$1.21	$1.56
Weighted average common shares outstanding	159,513	163,411	159,479	164,194
Dilutive effect of stock options and
non-vested restricted stock awards	253	716	225	705

Weighted average common shares outstanding –
assuming dilution	159,766	164,127	159,704	164,899

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$1,360,037	$1,428,513	$2,579,165	$2,734,400
Industrial	701,228	898,069	1,437,729	1,779,282
Office Products	406,134	430,807	818,882	873,199
Electrical/Electronic Materials	80,609	122,584	166,742	236,885
Other (1)	(12,963)	(6,488)	(22,977)	(10,808)

Total net sales	$2,535,045	$2,873,485	$4,979,541	$5,612,958

Operating profit:
Automotive	$117,777	$115,514	$205,184	$206,158
Industrial	31,443	76,569	65,618	145,561
Office Products	33,661	37,363	72,389	81,295
Electrical/Electronic Materials	5,090	9,893	10,758	18,903

Total operating profit	187,971	239,339	353,949	451,917
Interest expense, net	(6,752)	(7,332)	(13,848)	(14,486)
Other, net	(15,169)	(16,296)	(29,383)	(30,039)

Income before income taxes	$166,050	$215,711	$310,718	$407,392

Capital expenditures	$22,858	$22,568	$36,955	$44,330

Depreciation and amortization	$22,411	$22,017	$44,932	$44,701

(1)	Represents the net effect of discounts, incentives and freight billed reported as a component of net sales.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2009	2008
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$238,589	$135,844
Trade accounts receivable, net	1,239,318	1,342,635
Merchandise inventories, net	2,215,709	2,319,485
Prepaid expenses and other current assets	222,399	264,804

TOTAL CURRENT ASSETS	3,916,015	4,062,768
Goodwill and intangible assets, less accumulated amortization	166,683	126,010
Other assets	339,905	186,414
Net property, plant and equipment	487,307	422,151

TOTAL ASSETS	$4,909,910	$4,797,343

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,063,260	$1,064,882
Current portion of debt	—	250,000
Income taxes payable	44,687	15,059
Dividends payable	63,813	63,798
Other current liabilities	240,807	187,653

TOTAL CURRENT LIABILITIES	1,412,567	1,581,392
Long-term debt	500,000	250,000
Other long-term liabilities	121,168	110,852
Retirement and other post-retirement benefit liabilities	442,940	90,560
Noncontrolling interests in subsidiaries	7,822	67,298
Common stock	159,531	162,477
Retained earnings and other	2,265,882	2,534,764

TOTAL EQUITY	2,433,235	2,764,539

TOTAL LIABILITIES AND EQUITY	$4,909,910	$4,797,343

NOTE: Certain prior period amounts have been reclassified to conform to current year presentation.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June
	30,
	2009	2008
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$192,769	$256,616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,932	44,701
Other	8,639	6,385
Changes in operating assets and liabilities	244,734	(31,193)

NET CASH PROVIDED BY OPERATING ACTIVITIES	491,074	276,509
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(36,955)	(44,330)
Acquisitions and other	(107,405)	(53,656)

NET CASH USED IN INVESTING ACTIVITIES	(144,360)	(97,986)
FINANCING ACTIVITIES:
Stock options exercised	2,160	1,355
Excess tax benefits from share-based compensation	—	287
Dividends paid	(125,926)	(125,054)
Changes in cash overdraft position	(52,000)	—
Purchase of stock	(136)	(151,104)

NET CASH USED IN FINANCING ACTIVITIES	(175,902)	(274,516)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	170,812	(95,993)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	67,777	231,837

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$238,589	$135,844